Exhibit G

EXECUTION VERSION

CLOSING ESCROW AGREEMENT

This CLOSING ESCROW AGREEMENT, dated as of October 1, 2021 (this “Agreement”), is by and among CALLON PETROLEUM OPERATING COMPANY, a Delaware corporation with principal offices located at 2000 W. Sam Houston Parkway S., Suite 2000, Houston, Texas 77042 (“Buyer”), CALLON PETROLEUM COMPANY, a Delaware corporation with principal offices located at 2000 W. Sam Houston Parkway S., Suite 2000, Houston, Texas 77042 (“Buyer Parent” and together with Buyer, the “Buyer Parties”), BPP ACQUISITION LLC, a Delaware limited liability company with principal offices located at 4849 Greenville Avenue, Suite 1600, Dallas, Texas 75206, (“Seller”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company with principal offices located at 6201 15th Avenue, Brooklyn, New York, 11219 (“Escrow Agent”). Buyer, Buyer Parent, and Seller are referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties have entered into that certain Purchase and Sale Agreement (the “Underlying Agreement”) made and entered into as of August 3, 2021 pursuant to which the Buyer Parties will acquire certain oil and gas properties, undeveloped acreage and associated infrastructure assets in the Delaware Basin (the “Assets”) from Seller in exchange for cash and shares of Parent Common Stock;

WHEREAS, pursuant to the Underlying Agreement, at Closing, Buyer Parent shall deposit the Indemnity Holdback Shares (as defined below) into a segregated and restricted escrow account (the “Indemnity Escrow Account”) titled in the name of the Escrow Agent for the benefit of the Parties to be held by the Escrow Agent in accordance with this Agreement and the Underlying Agreement;

WHEREAS, the Escrow Agent has agreed to accept, hold, and disburse the Escrow Assets (as defined below) deposited with it in accordance with written direction from the Parties;

WHEREAS, the Escrow Agent has agreed to vote the Escrow Assets deposited with it in accordance with written direction from the Buyer Parties; and

WHEREAS, in order to establish the Indemnity Escrow Account and otherwise to effect the provisions of the Underlying Agreement, the parties hereto have entered into this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and the Escrow Agent, for themselves, their successors and assigns, hereby agree as follows:

1.

Definitions. The following terms shall have the meanings indicated or referred to below, inclusive of their singular and plural forms, except where the context requires otherwise. Unless the context requires otherwise, all references to “years,” “months,” or “days” shall mean “calendar years,” “calendar months,” and “calendar days.” References in this Agreement to “including” shall mean “including, without limitation,” whether or not so specified. Any term not defined in this Section 1 but is defined elsewhere in this Agreement shall have the meaning ascribed to such term in this Agreement. Any term used but not defined herein shall have the meaning ascribed to it in the Underlying Agreement.

“Buyer Representative” shall mean the persons so designated on Schedule A or any other person designated in a writing signed and delivered by Buyer to Escrow Agent in accordance with the notice provisions of this Agreement.

“Escrow Assets” shall mean the Indemnity Holdback Shares.

“Escrow Period” shall mean the period commencing on the date hereof and ending on the Termination Date.

“Final Determination” means a final non-appealable determination, order, judgment, decree or ruling of any arbitrator or court of competent jurisdiction directing the disposition of the Escrow Assets which may be issued, in each case, together with (a) a certificate of the prevailing Party executed by Buyer Representative or Seller Representative (as applicable) to the effect that such determination, order, judgment, decree or ruling is final and non-appealable and from the arbitrator or a court of competent jurisdiction and (b) the written distribution instructions by Buyer Representative or Seller Representative (as applicable) to effectuate such determination, order, judgment, decree or ruling.

“Indemnity Holdback Shares” shall mean the shares of Parent Common Stock set forth on Schedule A and deposited with the Escrow Agent pursuant to Section 3.

“Seller Representative” shall mean the persons so designated on Schedule A or any other person designated in a writing signed and delivered by Seller to Escrow Agent in accordance with the notice provisions of this Agreement.

“Voting Direction” shall mean a written direction executed by the Buyer Representative directing the Escrow Agent to vote all or a portion of the Escrow Assets in accordance with the instructions set forth in the Voting Direction.

“Written Direction” shall mean either (a) a written direction executed by the Buyer Representative and Seller Representative directing the Escrow Agent to disburse all or a portion of the Escrow Assets or to take or refrain from taking an action pursuant to this Agreement or (b) a Final Determination.

2.

Appointment of and Acceptance by Escrow Agent. The Parties hereby appoint the Escrow Agent to serve as escrow agent hereunder. The Escrow Agent hereby accepts such appointment and, upon receipt of the Escrow Assets, in accordance with Section 3, agrees to hold, upon receipt, the Escrow Assets in accordance with this Agreement.

3.

Deposit of Escrow Assets. Promptly after Closing and in accordance with the terms of the Underlying Agreement, Buyer Parent will cause the transfer of the Indemnity Holdback Shares in the amount set forth on Schedule A to the Escrow Agent, and the Escrow Agent shall deposit the Indemnity Holdback Shares in the Indemnity Escrow Account.

4.	Disbursements of Escrow Assets; Unclaimed Assets.

(a)

The Escrow Agent shall disburse the Escrow Assets from time to time, upon receipt of, and in accordance with a Written Direction, which the Parties agree to deliver to the Escrow Agent at any time that any distribution is required to be made from the Escrow Assets pursuant to the terms and conditions of the Underlying Agreement. Such Written Direction shall contain issuance instructions containing name, address, Taxpayer Identification Number, and other pertinent information, in each case, to the extent not previously provided to the Escrow Agent. Any and all disbursements under this Section 4 shall be made within three (3) Business Days of Escrow Agent’s receipt of a Written Direction.

(b)

If there is any amount of undisbursed or unclaimed Escrow Assets on the Termination Date, and if the Escrow Agent shall not have received a Written Direction no later than five (5) Business Days after the Termination Date, the Escrow Agent, in addition to its other rights herein, (i) (A) may maintain and manage such Escrow Assets for such period of time as it determines may be necessary or appropriate, including in accordance with applicable state escheatment and unclaimed property laws, as determined by Escrow Agent in its sole discretion and (B) shall have the right to escheat any such Escrow Assets pursuant to applicable state escheatment and unclaimed property laws and, in such case, shall remit such Escrow Assets (less any fees, costs, expenses or other amounts due to Escrow Agent or any other Indemnified Party (as defined below) in accordance with this Agreement (including Schedule A)) to any relevant competent authority and (ii) may take any other action permitted by this Agreement.

(c)	All disbursements of Escrow Assets shall be subject to the fees, costs, expenses and other amounts due to Escrow Agent hereunder.

5.

Voting of Escrow Assets. During the Escrow Period, Escrow Agent shall (a) vote the Escrow Assets in accordance with any Voting Direction delivered by the Buyer Representative (provided that such Voting Direction shall be delivered to Escrow Agent no later than two (2) Business Days prior to any voting deadline specified in such Voting Direction) and (b) provide written confirmation to the Buyer Representative that Escrow Agent has voted the Escrow Assets in accordance with such Voting Direction no later than two (2) Business Days after any voting deadline specified in such Voting Direction. Notwithstanding anything to the contrary herein, in no event shall the Escrow Agent vote the Escrow Assets in the absence of a Voting Direction delivered by the Buyer Representative, and any such vote shall be void ab initio.

6.

Suspension of Performance; Disbursement into Court. If, at any time, (x) in the absence of a Written Direction, Escrow Agent is unable to determine, to Escrow Agent’s reasonable satisfaction, the proper disposition of all or any portion of the Escrow Assets or Escrow Agent’s proper actions with respect to its obligations hereunder, or (y) the Parties have not, within thirty (30) days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 7 hereof, appointed a successor escrow agent to act hereunder (which such successor escrow agent has accepted such appointment), then Escrow Agent may take either or both of the following actions:

(a)

suspend the performance of any of its obligations (including any disbursement obligations) under this Agreement, in the case of clause (x) above, until (i) such dispute or uncertainty shall be resolved to the reasonable satisfaction of the Escrow Agent or (ii) a Written Direction is provided to Escrow Agent (provided that Escrow Agent shall be entitled to conclusively rely upon any such Written Direction, and, in the case of a Written Direction that is a Final Determination, shall have no responsibility to review the determination, order, judgment, decree or ruling to which such Final Determination refers or to make any determination as to whether such determination, order, judgment, decree or ruling is final), or, in the cause of clause (y) above, until a successor escrow agent shall have been appointed.

(b)

petition (by means of an interpleader action or any other appropriate method) the United States District Court for the Southern District of the State of New York, or if such court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York within New York County, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Assets, after any amount payable to the Escrow Agent in accordance with Section 10 hereof in connection with the performance of its duties and the exercise of its rights hereunder.

The Escrow Agent shall have no liability to the Parties, or to their respective shareholders, partners, or members, officers or directors, employees, Affiliates or any other person with respect to any such suspension of performance or disbursement into court (including any disbursement obligations hereunder), specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Assets or any delay in or with respect to any other action required or requested of the Escrow Agent, absent fraud, willful misconduct, or gross negligence by the Escrow Agent.

7.

Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving thirty (30) days’ prior written notice to the Parties specifying the date when such resignation shall take effect. Upon any such notice of resignation, the Parties shall issue to the Escrow Agent a Written Direction authorizing redelivery of the Escrow Assets to a bank or trust company that has been retained as successor to the Escrow Agent hereunder prior to the effective date of such resignation. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Assets and shall pay all Escrow Assets to the successor escrow agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of any amount payable in accordance with Section 10 hereof by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

After any retiring Escrow Agent’s resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement. Any corporation or other entity into which the Escrow Agent may be merged or converted or with which it may be merged or consolidated, or any other entity to which all or a majority of all of the Escrow Agent’s escrow business may be transferred by sale of assets or otherwise, shall be the Escrow Agent under this Agreement without further act or consent of any party hereto.

8.

Liability of Escrow Agent. The Escrow Agent undertakes to perform only the ministerial duties as are expressly set forth herein and in any Written Direction and no other duties and obligations (fiduciary or otherwise) shall be implied. The Escrow Agent shall have no duty to enforce any obligation of any other person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any other person to perform any other act. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement (even though such agreement may be referenced in this Agreement) other than this Agreement. In the event of any conflict between the terms and provisions of this Agreement and any other agreement, as to the Escrow Agent, the terms and conditions of this Agreement shall control subject to Section 27. The Escrow Agent is not a party to the Underlying Agreement, is not bound by any of its terms, and has not undertaken in any way to effectuate, implement or comply with the Underlying Agreement. The Escrow Agent shall not be liable to the Parties or to anyone else for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s fraud, gross negligence or willful misconduct was the primary or contributing cause of any loss to such Party or any other Person. The Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Assets in accordance with the terms of this Agreement and any Written Direction. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein or in any Written Direction. The Escrow Agent shall have no duty to solicit any payment which may be due to be paid in Escrow Assets or to confirm or verify the accuracy or correctness of any amounts deposited in accordance with this Agreement. The Escrow Agent may rely conclusively, and shall be protected in acting, upon any notice, instruction (including a Written Direction (such as a wire transfer instruction)), request, order, judgment, certification, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, demand or other instrument or document, not only as to its due execution, validity (including the authority of the person signing or presenting the same) and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall believe in good faith to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action, absent fraud, gross negligence, or willful misconduct by the Escrow Agent. The officers, directors, members, partners, trustees, employees, agents, attorneys or other representatives and Affiliates of the Escrow Agent owe no duty or obligation to any party hereunder and shall have no liability to any person by reason of any error of judgment, for any act done or not done, for any mistake of fact or law, or otherwise, absent fraud, gross negligence, or willful misconduct.

The Escrow Agent shall not be obligated to take any legal or other action or commence any proceeding in connection with the Escrow Assets, any account in which Escrow Assets are deposited, this Agreement or the Underlying Agreement, or to appear in, prosecute or defend any such legal action or proceeding (whether or not it shall have been furnished with acceptable indemnification and advancement). The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute or question involving any party hereto, and, except to the extent caused by the Escrow Agent’s fraud, gross negligence, or willful misconduct, shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the written opinion of such counsel. Except as set forth in Section 5, the Escrow Agent shall have no responsibility with respect to the use or application of any the Escrow Assets paid by the Escrow Agent pursuant to the provisions hereof.

The Escrow Agent is authorized, in its sole reasonable discretion, to comply with orders issued or process entered by any court with respect to the Escrow Assets, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Assets is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole reasonable discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated. In the event the Escrow Funds are subject to any such court order, Escrow Agent shall provide the Parties with prompt written notice of such court order.

9.

Indemnification of Escrow Agent. From and at all times after the date of this Agreement, the Parties severally, and not jointly, shall, to the fullest extent permitted by law, defend, indemnify and hold harmless the Escrow Agent and each director, officer, member, partner, trustee, employee, attorney, agent and Affiliate of the Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims, losses, damages, liabilities, costs, penalties, settlements, judgments and expenses of any kind or nature whatsoever (including costs and expenses and reasonable and documented outside attorneys’ fees) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, as a result of, in connection with, or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including the Parties, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person (whether it is an

Indemnified Party or not) under any statute or regulation, including any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein or relating hereto (including tax reporting or withholding or the enforcement of any rights or remedies under or in connection with this Agreement), whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation (without derogation of any other indemnity afforded to the Escrow Agent); provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability to the extent arising from or related to the fraud, gross negligence, or willful misconduct of any Indemnified Party. Any amounts paid by the Parties in respect of this paragraph shall be promptly repaid by the applicable Indemnified Party in the event of any fraud, gross negligence, or willful misconduct of any Indemnified Party relating to such amounts paid.

The Parties and the Escrow Agent agree that the payment by the Parties of any claim by the Escrow Agent for indemnification hereunder shall not impair, limit, modify, or affect, the respective rights and obligations of the Parties under the Underlying Agreement.

10.

Fees, Costs and Expenses of Escrow Agent. The Parties shall severally, and not jointly, compensate the Escrow Agent for its services hereunder in accordance with Schedule A. All of the compensation obligations set forth in this Section 10 shall be payable by the Parties upon execution of this Agreement and, in the future, upon written demand by the Escrow Agent. As between the Parties, Seller, on the one hand, and the Buyer Parties, on the other hand, shall each be responsible for fifty percent (50%) of such compensation.

11.	Patriot Act Disclosure; Taxpayer Certification and Reporting.

(a)

Patriot Act Disclosure. The Parties acknowledge that a portion of the identifying information set forth on Schedule A is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and agree to provide any additional information requested by the Escrow Agent in connection with the Act or any similar law, rule, regulation, order, or other governmental act to which the Escrow Agent is subject, in a timely manner and consent to the Escrow Agent obtaining from third parties any such identifying information. The Parties represent that all identifying information set forth on Schedule A is true and complete on the date hereof and will be true and complete at the time of any disbursement of the Escrow Assets. For a non-individual person such as a charity, a trust, or other legal entity, the Escrow Agent may require documentation to verify formation and existence as a legal entity. The Escrow Agent may also require financial statements, licenses, identification and authorization documentation from any individual claiming authority to represent the entity or other relevant documentation.

(b)

Certification and Tax Reporting. Each Party has provided the Escrow Agent with all documentation requested by the Escrow Agent, including any fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation, in each case, as requested by the Escrow Agent. The Parties acknowledge that solely for tax purposes, the Escrow Agent does not have any interest in the Escrow Assets or the Indemnity Escrow Account. All interest or other income earned under this Agreement shall be allocated to Seller and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Funds by Seller whether or not said income has been distributed during such year. Seller shall timely file all tax returns and pay all taxes due with respect to any income earned or losses generated with respect to the Escrow Funds. The Escrow Agent shall not have any liability for the payment of taxes with respect to the Escrow Funds, and the Parties shall indemnify and hold Escrow Agent harmless from and against all such taxes. The Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent and warrant to Escrow Agent that (i) there is no sale or transfer of a United States Real Property Interest as defined under Section 897(c) of the Internal Revenue Code of 1986, as amended, in the underlying transaction giving rise to this Agreement and (ii) such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

12.

Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the United States District Court for the Southern District of the State of New York shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties hereto agree that the Supreme Court of the State of New York within New York County shall have sole and exclusive jurisdiction. Any final judgment shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION RELATED TO OR ARISING UNDER THIS AGREEMENT.

13.

Notice. All notices, instructions (pursuant to a Written Direction, Voting Direction, or otherwise), approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when such writing is delivered by hand or overnight delivery service, or (b) upon telephone call-back in accordance with Section 14 below, after being sent by e-mail with PDF attachment from the designated e-mail account(s) of the sending person(s) as designated on Schedule A to the designated e-mail account(s) of the receiving person(s) as designated on Schedule A, or (c) three (3) Business Days after being mailed by first class mail (postage prepaid), in each case to the address set forth on Schedule A or to such other address as each party hereto may designate for itself by like notice.

14.

Security Procedures. If notices, instructions (pursuant to a Written Direction, Voting Direction, or otherwise), approvals, consents, requests, and other communications, are received by Escrow Agent by e-mail at its e-mail account(s) as designated on Schedule A, Escrow Agent is authorized, but not required, to seek prompt confirmation of such communications by telephone call-back to the sending person or persons’ telephone number(s) as designated on Schedule A, and Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated in that call-back. Any e-mail by PDF attachment executed by more than one person shall be sent by each signatory. The persons and their telephone numbers authorized to receive call-backs as designated in Schedule A may be changed only in a writing actually received and acknowledged by Escrow Agent and delivered in accordance with Section 13 above and, if applicable, this Section 14. If the Escrow Agent is unable to contact any such designated person, the Escrow Agent is hereby authorized (but not required) both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of the applicable Party’s executive officers (each, an “Executive Officer”), as the case may be, who shall include individuals holding titles of General Counsel, Chief Financial Officer or more senior thereto, as the Escrow Agent may select. Such Executive Officer(s) shall deliver to the Escrow Agent a fully executed incumbency certificate upon the Escrow Agent’s request, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such Executive Officer(s). The parties to this Agreement acknowledge and agree that the security procedures set forth above are commercially reasonable.

The Escrow Agent in any funds transfer may reasonably rely solely upon any account numbers or similar identifying numbers provided by the parties hereto to identify (a) a beneficiary, (b) a beneficiary’s bank, or (c) an intermediary bank. The Escrow Agent may apply any of the Escrow Assets for any payment order it executes using any such identifying number, even where its use may result in a person other than a beneficiary being paid, or the transfer of funds to a bank other than a beneficiary’s bank or an intermediary bank designated.

15.

Amendment or Waiver. This Agreement may be changed, waived, discharged or terminated only by a writing signed by the Parties and the Escrow Agent. No delay or omission by any Party or the Escrow Agent in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

16.

Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

17.	Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without giving effect to the conflict of laws principles thereof.

18.

Entire Agreement. This Agreement and any Written Direction or Voting Direction delivered hereunder collectively constitute the entire agreement between the Parties and the Escrow Agent relating to the holding, voting, and disbursement of the Escrow Assets and sets forth in their entirety the obligations and duties of the Escrow Agent with respect to the Escrow Assets.

19.

Binding Effect. All of the terms of this Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the Parties and the Escrow Agent.

20.

Execution in Counterparts. This Agreement and any Written Direction or Voting Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. Subject to Section 13 and Section 14 hereof, this Agreement and any Written Direction may be executed and delivered by e-mailing a PDF version of a signed signature page (which, for the avoidance of doubt, may be executed using electronic signatures such as “DocuSign”, “Adobe Sign”, or similar electronic signatures), which shall have the same force and effect as the delivery of an originally executed signature page.

21.

Termination of Escrow Agent. Upon the first to occur of (i) the termination of the Escrow Period (subject to the occurrence of the related distribution(s)), (ii) the disbursement of all amounts in the Indemnity Escrow Account or (iii) the resignation of the Escrow Agent, Escrow Agent shall be released from its obligations hereunder and the Escrow Agent shall have no further obligation or liability whatsoever with respect to this Agreement or the Escrow Assets except with respect to any liability in connection with Escrow Agent’s fraud, gross negligence, or willful misconduct. The obligations of the Parties continue to exist notwithstanding the termination or discharge of the Escrow Agent’s obligations or liabilities hereunder until the respective obligations of the Parties have been fully performed.

22.	Dealings. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for any Party or for any other entity.

23.	Currency. The currency applicable to any amount payable or receivable under this Agreement is United States dollars.

24.

Force Majeure. Notwithstanding anything to the contrary hereunder, the Escrow Agent shall not be liable for any delay, failure to perform, or other act or non-act resulting from acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruption, vendor failures (including information technology providers), and other similar causes.

25.

No Third Party Beneficiaries. This Agreement and all of its terms and conditions are for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable rights, remedy, or claim under or with respect to this Agreement or any term or condition of this Agreement.

26.

No Strict Construction. The parties hereto have participated jointly in the negotiation and draft of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it were drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any provision of this Agreement.

27.	Priority.

(a)

In the event of any conflict between the provisions of Schedule A and the remainder of this Agreement, this Agreement shall be construed in a manner prescribed by the Escrow Agent acting in good faith.

(b)

Nothing contained in this Agreement shall amend, replace or supersede any agreement between any of the Parties and the Escrow Agent to act as such Party’s transfer agent, which agreement shall remain of full force and effect.

28.

Headings. The headings in this Agreement are for convenience purposes and shall be ignored for purposes of enforcing this Agreement, do not constitute a part of this Agreement, and may not be used by any party hereto to characterize, interpret, limit or affect otherwise any provision of this Agreement.

29.

Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

30.

Time is of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

31.

Limitation of Damages. In no event shall any of the Parties be liable for incidental, indirect, special, consequential, or punitive damages of any kind whatsoever (including lost profits), even if such Party has been advised of the likelihood of such loss or damage and regardless of the form of action, absent fraud, gross negligence, or willful misconduct by such Party.

32.	Schedules. All of the Schedules referred to in this Agreement are incorporated into this Agreement by reference and constitute part of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CALLON PETROLEUM OPERATING COMPANY,
as Buyer

By:	/s/ Joseph C. Gatto, Jr.
Name: Joseph C. Gatto, Jr.
Title: President and CEO

CALLON PETROLEUM COMPANY,
as Buyer Parent

By:	/s/ Joseph C. Gatto, Jr.
Name: Joseph C. Gatto, Jr.
Title: President and CEO

[SIGNATURE PAGE TO CLOSING ESCROW AGREEMENT]

BPP ACQUISITION LLC,
as Seller

By:	/s/ Chris Doyle
Name: Chris Doyle
Title: Chief Executive Officer and President

[SIGNATURE PAGE TO CLOSING ESCROW AGREEMENT]

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Escrow Agent

By:	/s/ Michael Legregin
Name: Michael Legregin
Title: Senior Vice President

[SIGNATURE PAGE TO CLOSING ESCROW AGREEMENT]

SCHEDULE A

1.	Indemnity Escrow Account Funding.

Indemnity Holdback Shares:

Shares of Parent Common Stock:	603,891

2.	Escrow Agent Fees.

Acceptance Fee:	$6,000
Annual Escrow Fee (including first year):	$1,200 per disbursement

The Acceptance Fee and the Annual Escrow Fee for each year of the term of this Agreement are payable upon execution of this Agreement. In the event the Indemnity Escrow Account is not funded, the Acceptance Fee and all related expenses, including attorneys’ fees, costs and expenses remain due and payable, and if paid, will not be refunded. Annual fees cover a full year in advance, or any part thereof, and thus are not pro-rated in the year of termination.

The fees quoted in this schedule apply to services ordinarily rendered in the administration of an escrow account and are subject to reasonable adjustment based on final review of documents, or when Escrow Agent is called upon to undertake unusual or extraordinary duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Services in addition to and not contemplated in this Agreement, including document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices and reports, and legal fees, will be billed as expenses.

Unless otherwise indicated, the above fees relate to the establishment of one escrow account. Additional sub-accounts governed by this Agreement may incur an additional charge. Transaction costs include charges for wire transfers, checks, internal transfers and securities transactions.

The fees quoted in this schedule are subject to reasonable adjustment by Escrow Agent in accordance with its customary practices and if it is called upon to undertake further unusual or extraordinary duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand.

3.

Termination and Disbursement. Unless earlier terminated by the provisions of this Agreement, the Escrow Period will terminate on the date that the Escrow Agent receives a Written Distribution directing the Escrow Agent to disburse all of the Indemnity Holdback Shares then remaining in the Indemnity Escrow Account (the “Termination Date”), subject to the distribution of all of the Indemnity Holdback Shares. Any Indemnity Holdback Shares remaining in the escrow account at such time shall be distributed in accordance with Section 3 of this Agreement and the Written Direction; provided, however, that any earnings thereon shall be distributed in accordance with Section 13(b) of this Agreement. Notwithstanding anything to the contrary herein, this

Agreement shall continue in full force and effect so long as any Indemnity Holdback Shares remain deposited with the Escrow Agent and the Escrow Agent shall not distribute any Indemnity Holdback Shares that are the subject of any Escrow Claim Notice unless instructed to distribute such Indemnity Holdback Shares by Written Instruction.

4.	Buyer Representatives. Each of the following persons is hereby designated and appointed as Buyer Representatives:

Joseph C. Gatto, Jr.	Specimen signature
President and CEO
Callon Petroleum Company 2000 W. Sam Houston Parkway S., Suite 2000
Houston, Texas 77042 [***]

Kevin Haggard	Specimen signature
Senior Vice President and
Chief Financial Officer
Callon Petroleum Company 2000 W. Sam Houston Parkway S., Suite 2000
Houston, Texas 77042 [***]

5. Seller Representatives. Each of the following persons is hereby designated and appointed as Seller Representatives:

Chase White	Specimen signature
Executive Vice President of
Business Development and Land
Two Energy Square 4849 Greenville Ave
Dallas TX, 75206
Office: [***]
Cell: [***] [***]

Phil Cook	Specimen signature
Chief Financial Officer and Treasurer
Two Energy Square 4849 Greenville Ave
Dallas TX, 75206

Office: [***]

Cell: [***]

[***]

6.	Notice Addresses.

If to the Buyer Parties:

Callon Petroleum Company

2000 W. Sam Houston Parkway S., Suite 2000

Houston, Texas 77042

Attn: Michol L. Ecklund

Email: [***]

If to Seller:

BPP Acquisition LLC

4849 Greenville Avenue, Suite 1600

Dallas, Texas 75206

Attn: Chris Doyle

Email: [***]

with copies to:

BPP Acquisition LLC

4849 Greenville Avenue, Suite 1600

Dallas, Texas 75206

Attn: Megan Davis

Email: [***]

BPP Acquisition LLC

4849 Greenville Avenue, Suite 1600

Dallas, Texas 75206

Attn: Phil Cooke

Email: [***]

If to Escrow Agent at:

American Stock Transfer & Trust Company, LLC

6201 15th Ave

Brooklyn NY 11219

Attn: Escrow Department

Tel: [***]

with copy to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: General Counsel

Tel: [***]

7.	Designated Email Accounts and Telephone Call-Back Numbers (for persons designated to send and receive notices by e-mail).

Buyer Parties:	Name	Email Address	Phone
	Joseph C. Gatto, Jr.	[***]	[***]
	Kevin Haggard	[***]	[***]

Seller:	Name	Email Address	Phone
	Chase White	[***]	[***]
	Phil Cook	[***]	[***]

Escrow Agent:	Name	Email Address	Phone
	Keith Morales	[***]	[***]

B-4